Filed Pursuant to Rule 424(b)(2)

Registration No. 333-172488

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Floating Rate Notes due 2019	$400,000,000	100.000%	$400,000,000	$51,520.00
2.25% Notes due 2019	$850,000,000	99.541%	$846,098,500	$109,480.00
4.00% Notes due 2024	$1,750,000,000	99.892%	$1,748,110,000	$225,400.00

(1)	A filing fee of $386,400.00 is being paid in connection with this offering.

Prospectus Supplement

To Prospectus dated February 28, 2011

$3,000,000,000

Mondelēz International, Inc.

$400,000,000 Floating Rate Notes due 2019

$850,000,000 2.25% Notes due 2019

$1,750,000,000 4.00% Notes due 2024

This is an offering of $400,000,000 of Floating Rate Notes due 2019 (the “Floating Rate Notes”) $850,000,000 of Notes due 2019 (the “2019 Notes”) and $1,750,000,000 of Notes due 2024 (the “2024 Notes” and, together with the Floating Rate Notes and the 2019 Notes, the “notes”) to be issued by Mondelēz International, Inc., a Virginia corporation (“Mondelēz International”). We will pay interest on the Floating Rate Notes on February 1, May 1, August 1 and November 1 of each year until maturity, beginning on May 1, 2014. The Floating Rate Notes will bear interest at a floating rate equal to three-month USD LIBOR plus 0.52% per annum. The Floating Rate Notes will mature on February 1, 2019. We will pay interest on the 2019 Notes and the 2024 Notes semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2014. The 2019 Notes will bear interest at the rate of 2.25% per annum. The 2024 Notes will bear interest at the rate of 4.00% per annum. The 2019 Notes will mature on February 1, 2019. The 2024 Notes will mature on February 1, 2024. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Prior to January 1, 2019, we may redeem the 2019 Notes in whole or in part, at our option, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, as well as accrued and unpaid interest to, but not including, the date of redemption. On or after January 1, 2019, we may redeem the 2019 Notes in whole or in part, at our option, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. Prior to November 1, 2023, we may redeem the 2024 Notes in whole or in part, at our option, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, as well as accrued and unpaid interest to, but not including, the date of redemption. On or after November 1, 2023, we may redeem the 2024 Notes in whole or in part, at our option, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. See “Description of Notes—Optional Redemption of the 2019 Notes and the 2024 Notes.” If we experience a change of control triggering event, we may be required to offer to purchase the notes from holders. See “Description of Notes—Change of Control” in this prospectus supplement. The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. Please read the information provided under the caption “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a more detailed description of the notes.

See “Risk Factors” on page S-5 of this prospectus supplement to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount	Proceeds, Before Expenses, to Mondelēz International
Per Floating Rate Note	100.000%	0.350%	99.650%
Floating Rate Note total	$400,000,000	$1,400,000	$398,600,000
Per 2019 Note	99.541%	0.350%	99.191%
2019 Note total	$846,098,500	$2,975,000	$843,123,500
Per 2024 Note	99.892%	0.450%	99.442%
2024 Note total	$1,748,110,000	$7,875,000	$1,740,235,000
Total	$2,994,208,500	$12,250,000	$2,981,958,500

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from January 16, 2014 and must be paid by the purchasers if the notes are delivered after January 16, 2014.

The underwriters expect to deliver the notes to purchasers in registered book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, and its indirect participants, against payment in New York, New York on or about January 16, 2014.

Joint Book-Running Managers

Barclays	J.P. Morgan	RBS

Deutsche Bank Securities	HSBC

Senior Co-Managers

BNP PARIBAS	Credit Agricole CIB	Mitsubishi UFJ Securities
Mizuho Securities	SOCIETE GENERALE	Wells Fargo Securities

Co-Managers

Drexel Hamilton	Loop Capital Markets

Prospectus Supplement dated January 9, 2014.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any permitted free writing prospectus we have authorized for use with respect to this offering. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons who come to possess this prospectus supplement and the accompanying prospectus are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information contained in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under the caption “Where You Can Find More Information” in the accompanying prospectus and under the caption “Incorporation by Reference” in this prospectus supplement.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Mondelēz International,” the “Company,” “we,” “us” and “our” refer to Mondelēz International, Inc. and its subsidiaries. Trademarks and servicemarks in this prospectus supplement and the accompanying prospectus appear in italic type and are the property of or licensed by us.

References herein to “$,” “U.S. dollars” and “dollars” are to the lawful currency of the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and certain statements incorporated by reference into this prospectus supplement contain a number of forward-looking statements. Words, and variations of words, such as “goals,” “expect,” “plan,” “drive,” “focus,” “believe,” “anticipate,” “estimate,” “may,” “outlook,” “guidance,” “intend,” “will,” “would,” “seek,” “continue,” “achieve,” “growth” and similar expressions are intended to identify our forward-looking statements, including but not limited to those related to our strategy, in particular, our goal to deliver top-tier financial performance, our expectation to drive substantial growth, our market-leading positions, our expansion plans, sales and earnings growth and our power brands and priority markets; Spin-Off (as defined herein) costs; price volatility; cost environment; measures to address increased costs; raw material prices and supply; new laws and regulations; environmental compliance and resolutions; relationships with employees and representatives; our legal matters; Cadbury synergies; restructuring costs; integration costs; deferred tax assets; statements relating to the impact of our segment reorganization; our accounting estimates; U.S. Confections and Europe Biscuits fair value; employee benefit plan net expenses, obligations and assumptions; pension expenses, contributions and assumptions; pension costs related to the Hostess bankruptcy; commodity costs; our liquidity and funding sources; capital expenditures and funding; financial and long-term debt covenants; debt repayment and funding; guarantees; our aggregate contractual obligations; dividends; our 2013 outlook, in particular, 2013 Organic Net Revenue growth and Adjusted EPS (a non-GAAP financial measure we use to evaluate our underlying results, which excludes Spin-Off and other costs); stock repurchase program; and our risk management program, including the use of financial instruments for hedging activities.

These forward-looking statements are subject to a number of risks and uncertainties, and the cautionary statements contained in the “Risk Factors” found in our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K identify important factors that could cause actual results to differ materially from those in our forward-looking statements. Such factors include, but are not limited to, continued volatility of commodity and other input costs, pricing actions, increased competition, consolidation of large retail customers, adverse changes in our supplier or customer base, our ability to innovate and differentiate our products, increased costs of sales, regulatory or legal restrictions, actions or delays, our ability to protect our

S-ii

intellectual property and intangible assets, a shift in our product mix to lower margin offerings, private label, risks from operating globally and in emerging markets, unanticipated disruption to our business, continued consumer weakness, weakness in economic conditions, volatility of capital or other markets, perceived or actual product quality issues or product recalls, acquisitions and divestitures, foreign currency exchange rate fluctuations, use of information technologies, our labor force, a shift in our pre-tax income between U.S. and/or foreign jurisdictions and tax law changes. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this prospectus supplement or the accompanying prospectus, except as required by applicable law or regulation.

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ABOUT MONDELÈZ INTERNATIONAL

We are one of the world’s largest snack companies with global net revenues of $35.0 billion and earnings from continuing operations of $1.6 billion in 2012. Beginning on October 1, 2012, following the spin-off of our North American grocery operations to our shareholders (the “Spin-Off”), Mondelēz International became a “new” company in name and strategy, yet we carry forward the values of our legacy organization and the heritage of our iconic brands.

We manufacture and market delicious food and beverage products for consumers in approximately 165 countries around the world and hold leading market shares in every category and every region of the world in which we compete. In 2012, we held the No. 1 position globally in biscuits, chocolate, candy and powdered beverages as well as the No. 2 position in gum and coffee. Our portfolio included nine brands with 2012 revenues exceeding $1 billion each, including: Oreo, Nabisco, and LU biscuits; Milka, Cadbury Dairy Milk and Cadbury chocolates; Trident gum; Jacobs coffee; and Tang powdered beverage. In addition, our portfolio of snack foods and refreshments includes 52 brands which each generated annual revenues of more than $100 million in 2012.

Upon completing the Spin-Off, we changed our name from Kraft Foods Inc. to Mondelēz International, Inc. Our name reflects our vision to create a more delicious world in which to live. Following the Spin-Off, on October 2, 2012, our shares began to trade on The NASDAQ Global Select Market under the new symbol “MDLZ.” We remain incorporated in the Commonwealth of Virginia since 2000 and we continue to be a proud member of the Standard & Poor’s 500 and the Dow Jones Sustainability Index. (For more information on the Spin-Off of Kraft Foods Group, see “Significant Divestitures and Acquisitions” in our Annual Report on Form 10-K for the year ended December 31, 2012 and Note 2, “Divestitures and Acquisitions,” to the consolidated financial statements.)

We are a Virginia corporation with principal executive offices at Three Parkway North, Deerfield, IL 60093. Our telephone number is (847) 943-4000 and our Internet address is www.mondelezinternational.com.

Except for the documents incorporated by reference in this prospectus supplement and the accompanying prospectus as described under the “Incorporation by Reference” heading in both the accompanying prospectus and this prospectus supplement, the information and other content contained on our website are not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider them to be a part of this prospectus supplement or the accompanying prospectus.

CONCURRENT DEBT TENDER OFFER

On January 9, 2014, we commenced a cash tender offer (the “Tender Offer”) for up to a combined aggregate principal amount of $1.0 billion of our outstanding 6.500% Notes due 2040, 7.000% Notes due 2037, 6.875% Notes due 2038, 6.875% Notes due 2039 and 6.500% Notes due 2031 (collectively, the “Tender Offer Notes”), subject to the completion of this offering and other conditions. The consummation of this offering is not contingent upon the successful completion of the Tender Offer. We cannot assure you that the Tender Offer will be completed on the terms described in this prospectus supplement, or at all, nor can we assure you that the Tender Offer will result in any series of the Tender Offer Notes being tendered and accepted for purchase. Nothing in this prospectus supplement shall be construed as an offer to purchase any series of the Tender Offer Notes, as the Tender Offer is being made only to the recipients of, and upon the terms and conditions set forth in, the related offer to purchase and letter of transmittal. We may amend the Tender Offer in any respect in relation to one or more series of Tender Offer Notes, in each case subject to applicable law.

SUMMARY OF THE OFFERING

The following summary contains basic information about this offering and the terms of the notes. It does not contain all the information that is important to you. For a more complete understanding of this offering and the terms of the notes, we encourage you to read this entire prospectus supplement, including the information under the caption “Description of Notes,” and the accompanying prospectus, including the information under the caption “Description of Debt Securities,” and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Mondelēz International, Inc.

Securities Offered	$400,000,000 aggregate principal amount of the Floating Rate Notes.

$850,000,000 aggregate principal amount of the 2019 Notes.

$1,750,000,000 aggregate principal amount of the 2024 Notes.

Maturity Date	February 1, 2019 for the Floating Rate Notes.

February 1, 2019 for the 2019 Notes.

February 1, 2024 for the 2024 Notes.

Interest Rate	The Floating Rate Notes will bear interest from January 16, 2014 at a rate per annum of three-month USD LIBOR plus 0.52%, which three-month USD LIBOR rate will be reset quarterly.

The 2019 Notes will bear interest from January 16, 2014 at the rate of 2.25% per annum and the 2024 Notes will bear interest from January 16, 2014 at the rate of 4.00% per annum, in each case payable semi-annually in arrears.

Interest Payment Dates	Quarterly on February 1, May 1, August 1 and November 1 of each year, beginning on May 1, 2014, for the Floating Rate Notes.

Semi-annually on February 1 and August 1 of each year, beginning on August 1, 2014, for the 2019 Notes and the 2024 Notes.

Ranking	The notes will be our senior unsecured obligations and will:

•	rank equally in right of payment with all of our existing and future senior unsecured indebtedness;

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	be effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

•	be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of each of our subsidiaries.

Additional Amounts

Subject to certain exceptions and limitations set forth herein, we will pay additional amounts as may be necessary to ensure that every net payment on a note to a holder who is not a United States person, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable. See “Description of Notes—Payment of Additional Amounts.”

Optional Redemption	Prior to January 1, 2019, we may redeem the 2019 Notes in whole or in part, at our option, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, as well as accrued and unpaid interest to, but not including, the date of redemption. On or after January 1, 2019, we may redeem the 2019 Notes in whole or in part, at our option, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption.

Prior to November 1, 2023, we may redeem the 2024 Notes in whole or in part, at our option, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, as well as accrued and unpaid interest to, but not including, the date of redemption. On or after November 1, 2023, we may redeem the 2024 Notes in whole or in part, at our option, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption.

See “Description of Notes—Optional Redemption of the 2019 Notes and the 2024 Notes.”

Redemption of Notes for Tax Reasons	We may redeem all, but not part, of a series of the notes upon the occurrence of specified tax events described under “Description of Notes—Redemption for Tax Reasons.”

Change of Control	Upon the occurrence of both (i) a change of control of Mondelēz International and (ii) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. within a specified period, we will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Change of Control.”

Covenants	We will issue the notes under an indenture containing covenants that restrict our ability, with significant exceptions, to:

•	incur debt secured by liens above a certain threshold;

•	engage in certain sale and leaseback transactions above a certain threshold; and

•	consolidate, merge, convey or transfer our assets substantially as an entirety.

For more information about these covenants, please see the information under the caption “Description of Debt Securities—Restrictive Covenants” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from the sale of the offered notes (before expenses but after deducting the underwriting discount) for general corporate purposes, including to fund the Tender Offer.

Further Issues	We may from time to time, without notice to or the consent of the holders of any series of notes, create and issue further notes ranking equally and ratably with such series of notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as the notes.

Form and Denomination	The notes will be issued only in registered, book-entry form through The Depository Trust Company, including its participants Clearstream Banking, société anonyme and Euroclear Bank SA/NV in minimum denominations of $2,000 in principal amount and multiples of $1,000 in excess thereof.

Trustee	Deutsche Bank Trust Company Americas

Calculation Agent for the Floating Rate Notes	Deutsche Bank Trust Company Americas

Governing Law	The indenture governing the notes is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

Investing in the notes involves various risks, including the risks described in the documents we incorporate by reference herein. You should carefully consider these risks and the other information contained or incorporated by reference in this prospectus supplement before deciding to invest in the notes, including the risk factors incorporated by reference from our annual report on Form 10-K for the year ended December 31, 2012, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such annual report. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations, financial condition and liquidity.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

The as adjusted ratio of earnings to fixed charges set forth below reflects the following transactions as if they occurred at the beginning of the as adjusted periods presented, January 1, 2012:

•

the issuance on December 11, 2013 of €400 million of our Floating Rate Notes due 2015, €750 million of our 1.125% Notes due 2017 and €1.25 billion of our 2.375% Notes due 2021 (collectively, approximately $3.3 billion based on a euro/dollar exchange rate of 1 euro to 1.36071 dollars as of December 11, 2013);

•

the repurchase of approximately $3.4 billion aggregate principal amount of our 6.500% Notes due 2017, 6.125% Notes due 2018, 6.125% Notes due 2018 and 5.375% Notes due 2020 pursuant to the cash tender offer we completed on December 18, 2013;

•	the issuance of $3 billion of notes offered hereby; and

•	the repurchase of an assumed $1 billion of the Tender Offer Notes pursuant to the Tender Offer.

The as adjusted ratio of earnings to fixed charges excludes one-time charges to earnings related to these transactions. We have presented the as adjusted ratio of earnings to fixed charges to facilitate comparisons and it does not necessarily represent what the actual ratio of earnings to fixed charges would have been had these transactions occurred on January 1, 2012 and is not necessarily indicative of our future ratio of earnings to fixed charges.

	Nine months ended September 30,		Year ended December 31,
	2013 As Adjusted	2013	2012 As Adjusted	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	4.0	3.6	1.9	1.7	1.9	1.3	1.7	1.0

Earnings available for fixed charges represent earnings from continuing operations before income taxes, distributed income from equity investees and fixed charges excluding capitalized interest, net of amortization. Fixed charges represent interest expense, including amortization of debt discount and debt issue expenses, capitalized interest and the portion of rental expense deemed to be the equivalent of interest. Interest expense excludes interest related to uncertain tax positions which has been included in the provision for income taxes.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the offered notes (before expenses but after deducting the underwriting discount) for general corporate purposes, including to fund the Tender Offer.

CAPITALIZATION

The following table sets forth our capitalization on a consolidated basis as of September 30, 2013. We have presented our capitalization:

•	on an actual basis; and

•	on an as adjusted basis to reflect:

•

the issuance of €400 million of our Floating Rate Notes due 2015, €750 million of our 1.125% Notes due 2017 and €1.25 billion of our 2.375% Notes due 2021, which we issued on December 11, 2013 (collectively, approximately $3.3 billion based on a euro/dollar exchange rate of 1 euro to 1.36071 dollars as of December 11, 2013);

•

the repurchase of approximately $3.4 billion aggregate principal amount of our 6.500% Notes due 2017, 6.125% Notes due 2018, 6.125% Notes due 2018 and 5.375% Notes due 2020 pursuant to the cash tender offer we completed on December 18, 2013;

•	the repurchase of approximately $1.7 billion of our common stock pursuant to our accelerated stock repurchase program announced on December 3, 2013;

•	the issuance of $3 billion of notes offered hereby; and

•	the repurchase of an assumed $1 billion of the Tender Offer Notes pursuant to the Tender Offer.

You should read the following table along with our financial statements and the accompanying notes to those statements, together with management’s discussion and analysis of financial condition and results of operations, contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	September 30, 2013
	Actual	As Adjusted
	(unaudited) (in millions)
Short-term borrowings, including current maturities	$4,830	$4,830
Floating Rate Notes due 2015(1)	—	544
Notes due 2017(1)	—	1,021
Notes due 2021(1)	—	1,701
Floating Rate Notes due 2019	—	400
Notes due 2019	—	850
Notes due 2024	—	1,750
Other long-term debt(2)	15,089	10,649

Total debt	19,919	21,745
Mondelēz International shareholders’ equity:
Common Stock	—	—
Additional paid-in capital	31,505	31,282
Retained earnings	11,878	11,878
Accumulated other comprehensive losses	(3,318)	(3,318)
Treasury stock, at cost	(7,722)	(9,199)

Total Mondelēz International shareholders’ equity	32,343	30,643

Total capitalization	$52,262	$52,388

(1)	Converted based on a euro / dollar exchange rate of 1 euro to 1.36071 dollars as of December 11, 2013.
(2)	Other long term debt as adjusted reflects the retirement of $3,440 million of outstanding notes tendered pursuant to our cash tender offer completed on December 18, 2013 and an assumed $1 billion of the Tender Offer Notes pursuant to the Tender Offer.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” beginning on page 6 of the accompanying prospectus. The accompanying prospectus contains a detailed summary of additional provisions of the notes and of the indenture, dated as of October 17, 2001, between Mondelēz International, Inc. (formerly known as Kraft Foods Inc.) and Deutsche Bank Trust Company Americas (as successor to The Bank of New York and The Chase Manhattan Bank), as trustee, under which the notes will be issued. To the extent of any inconsistency, the following description replaces the description of the debt securities in the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

We will offer $400,000,000 principal amount of the Floating Rate Notes as a series of notes, $850,000,000 principal amount of the 2019 Notes as a series of notes and $1,750,000,000 principal amount of the 2024 Notes as a series of notes under the indenture. Unless an earlier redemption has occurred, the entire principal amount of the Floating Rate Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 1, 2019. Unless an earlier redemption has occurred, the entire principal amount of the 2019 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 1, 2019. Unless an earlier redemption has occurred, the entire principal amount of the 2024 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 1, 2024.

We will issue the notes in fully registered form only and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the Floating Rate Notes

The Floating Rate Notes will bear interest at a rate per annum of “LIBOR” (as defined below) plus 0.52%, as determined by the calculation agent. Deutsche Bank Trust Company Americas will be appointed as calculation agent pursuant to a Calculation Agency Agreement to be entered into between Deutsche Bank Trust Company Americas and the Company. Interest will accrue from January 16, 2014 and is payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (these dates are called “interest payment dates”), beginning on May 1, 2014; provided that if any such date (other than the maturity date or a date fixed for redemption) is not a business day, the interest payment date will be postponed to the first following business day unless that business day is in the following calendar month, in which case the interest payment date will be the immediately preceding business day, and, in each case, interest will accrue to, but excluding, such interest payment date.

The interest rate will be reset quarterly on each interest payment date (each of these dates is called an “interest reset date”). Interest is payable from January 16, 2014 or from the most recent interest payment date to which interest on the Floating Rate Notes has been paid or duly provided for, until the principal amount of the Floating Rate Notes is paid or duly made available for payment. We will pay interest to the person in whose name a note is registered at the close of business 15 calendar days before the interest payment date.

If the maturity date or a date fixed for redemption is not a business day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding business day unless that business day is in the following calendar month, in which case such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled maturity date or such date fixed for redemption, and no interest shall accrue as a result of the delayed payment.

As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York, provided such day is also a London banking day.

“LIBOR” for each interest reset date, other than for the initial interest rate, will be determined by the calculation agent as follows:

(a) LIBOR will be the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for the three-month period which appears on “Reuters Page LIBOR01” (as defined below) at approximately 11:00 a.m., London time, two “London banking days” prior to the applicable interest reset date.

(b) If this rate does not appear on Reuters Page LIBOR01, the calculation agent will obtain such rate from Bloomberg Page BBAM. If no such rate appears on any such page on an interest determination date at approximately 11:00 a.m. London time, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent after consulting with us) at approximately 11:00 a.m., London time, two London banking days prior to the applicable interest reset date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, LIBOR for that interest reset date will be the arithmetic mean of such quotations. If fewer than two quotations are provided as requested, LIBOR for that interest reset date will be the arithmetic mean of the rates quoted by three major banks in New York, New York (selected by the calculation agent after consulting with us) at approximately 11:00 a.m., New York time, two London banking days prior to the applicable interest reset date for loans in U.S. dollars to leading banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this paragraph, for the period until the next interest reset date, LIBOR will be the same as the rate determined on the immediately preceding interest reset date.

The interest rate in effect from January 16, 2014 to the first interest reset date will be based on three-month LIBOR two London banking days prior to January 16, 2014.

“Bloomberg Page BBAM” means the display designated as page “BBAM” on the screens maintained by Bloomberg L.P. (or any successor service) (or such other page as may replace page BBAM on Bloomberg L.P. or any successor service).

A “London banking day” is any day in which dealings in U.S. dollar deposits are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Reuters Page LIBOR01” means the display designated as page “LIBOR01” on the screens maintained by Reuters (or any successor service) (or such other page as may replace page LIBOR01 on Reuters or any successor service).

The calculation agent will, upon the request of the holder of any note, provide the interest rate then in effect. All calculations made by the calculation agent in the absence of willful misconduct, bad faith or manifest error shall be conclusive for all purposes and binding on us and the holders of the Floating Rate Notes. We may appoint a successor calculation agent at any time at our discretion and without notice.

All percentages resulting from any calculation of the interest rate with respect to the Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

Interest on the Floating Rate Notes will be computed and paid on the basis of a 360-day year and the actual number of days in each interest payment period. The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Interest on the 2019 Notes and the 2024 Notes

Each 2019 Note we issue will bear interest at a rate of 2.25% per annum from January 16, 2014, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2014, to the person in whose name such 2019 Note is registered at the close of business on the preceding January 17 and July 17, each a record date, as the case may be.

Each 2024 Note we issue will bear interest at a rate of 4.00% per annum from January 16, 2014, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2014, to the person in whose name such 2024 Note is registered at the close of business on the preceding January 17 and July 17, each a record date, as the case may be.

If any interest payment date is not a business day, the interest payment date will be postponed to the next succeeding business day, and no interest will accrue as a result of such delayed payment on amounts payable from and after such interest payment date to the next succeeding business day.

Interest on the 2019 Notes and the 2024 Notes will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. The interest rate on the 2019 Notes and the 2024 Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

If the maturity date or a date fixed for redemption is not a business day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding business day, in each case with the same force and effect as if made on the scheduled maturity date or such date fixed for redemption, and no interest shall accrue as a result of such delayed payment on amounts payable from and after the scheduled maturity date or such redemption date, as the case may be, to the next succeeding business day.

General

In some circumstances, we may elect to discharge our obligations on the notes through full defeasance or covenant defeasance. See “Description of Debt Securities—Defeasance” beginning on page 14 of the accompanying prospectus for more information.

We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes (except for the issue date, issue price, and, in some cases, the first payment of interest or interest accruing prior to the issue date of such additional notes). The additional notes may only be issued if they would be fungible with the notes for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the applicable series of notes offered by this prospectus, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the applicable series of notes.

We will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under “—Change of Control”, below. We may at any time and from time to time purchase notes in the open market or otherwise.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes upon the occurrence of specified events as described below under “—Redemption for Tax Reasons,” holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

Our ability to pay cash to holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control (as defined below) until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies);

provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of Change of Control Triggering Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the below investment grade rating event).

“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Mondelēz International and its subsidiaries taken as a whole to any Person (as defined below) or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than Mondelēz International or one of its subsidiaries; (ii) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of Mondelēz International (whether or not otherwise in compliance with the provisions of the indenture); (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Mondelēz International’s voting stock; or (iv) the first day on which a majority of the members of Mondelēz International’s Board of Directors are not Continuing Directors (as defined below).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Mondelēz International and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Mondelēz International to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Mondelēz International and its subsidiaries taken as a whole to another Person or Group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Mondelēz International who (i) was a member of such Board of Directors on the date of the issuance of the notes; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Mondelēz International’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch, Inc.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), respectively.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” has the meaning set forth in the indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (i) each of Fitch, Moody’s and S&P; and (ii) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the

Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Optional Redemption of the 2019 Notes and the 2024 Notes

At any time prior to January 1, 2019, the 2019 Notes will be redeemable, as a whole or in part, at our option, at any time and from time to time on at least 30 days’, but not more than 60 days’, prior notice (with written notice to the trustee no less than 15 days (or such shorter period as agreed by the trustee) prior to the sending of such redemption notice in the event the trustee is engaged by us to send such notice in our name and at our expense). The redemption price will be equal to the greater of (1) 100% of the principal amount of the 2019 Notes to be redeemed or (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 10 basis points, plus accrued and unpaid interest on the principal amount of the 2019 Notes to, but not including, the date of redemption.

At any time prior to November 1, 2023, the 2024 Notes will be redeemable, as a whole or in part, at our option, at any time and from time to time on at least 30 days’, but not more than 60 days’, prior notice (with written notice to the trustee no less than 15 days (or such shorter period as agreed by the trustee) prior to the sending of such redemption notice in the event the trustee is engaged by us to send such notice in our name and at our expense). The redemption price will be equal to the greater of (1) 100% of the principal amount of the 2024 Notes to be redeemed or (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 17.5 basis points, plus accrued and unpaid interest on the principal amount of the 2024 Notes to, but not including, the date of redemption.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Barclays Capital Inc., J.P. Morgan Securities LLC and RBS Securities Inc., or their affiliates, which are primary United States government securities dealers and one other leading primary U.S. government securities dealer in New York City reasonably designated by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 2:00 pm New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (such price expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On or after January 1, 2019, we may redeem the 2019 Notes in whole or in part, at our option, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. On or after November 1, 2023, we may redeem the 2024 Notes in whole or in part, at our option, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by lot, pro rata or by such method as the trustee shall deem fair and appropriate in each case in accordance with the applicable procedures of DTC. The trustee shall not be responsible for calculating the “make-whole” premium.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay to the beneficial owner of any note that is a Non-U.S. Holder (as defined below under “Certain U.S. Federal Income Tax Considerations”) or is a partnership that is not created or organized in or under the laws of the United States or any state or political subdivision thereof such additional amounts as may be necessary to ensure that every net payment on such note, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable. However, we will not pay additional amounts if the beneficial owner is subject to taxation solely for reasons other than its ownership of the note, nor will we pay additional amounts for or on account of

(a) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a beneficial owner of a note) between the beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) of a note and the United States, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, partner, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

(b) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) (i) being or having been present in, or engaged in a trade or business in, the United States, (ii) being treated as having been present in, or engaged in a trade or business in, the United States, or (iii) having or having had a permanent establishment in the United States;

(c) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) being or hav ing been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid U.S. federal income tax;

(d) any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”);

(e) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;

(f) any tax, assessment or other governmental charge that is payable by any method other than withholding or deduction by us or any paying agent from payments in respect of such note;

(g) any gift, estate, inheritance, sales, transfer, personal property or excise tax or any similar tax, assessment or other governmental charge;

(h) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any note if such payment can be made without such withholding by at least one other paying agent;

(i) any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(j) any tax, assessment or other governmental charge imposed as a result of the failure of the holder or beneficial owner of a note to comply with a request to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a note, if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(k) any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;

(l) any tax, assessment, or other governmental charge imposed pursuant to the provisions of Sections 1471 through 1474 of the Code; or

(m) any combination of items (a) through (l) above.

In addition, we will not pay additional amounts to a beneficial owner of a note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of a note that is not the sole beneficial owner of such note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of this paragraph, the term “beneficial owner” includes any person holding a note on behalf of or for the account of a beneficial owner. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

If we are required to pay additional amounts with respect to the notes, we will notify the trustee pursuant to an officers’ certificate that specifies the additional amounts payable. If the trustee does not receive such an officers’ certificate, the trustee will be fully protected in assuming that no such additional amounts are payable.

Redemption for Tax Reasons

We may redeem a series of notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice (with written notice to the trustee no less than 15 days (or such shorter period as agreed by the trustee) prior to the sending of such redemption notice in the event the trustee is engaged by us to send such notice or cause such notice to be sent in our name and at our expense) at a redemption price equal to the principal amount of such notes plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if:

•

as a result of a change in or amendment to the tax laws, regulations or rulings of the United States or any political subdivision or taxing authority of or in the United States or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or after the date of the issuance of such notes we have or will become obligated to pay additional amounts with respect to the notes as described above under “—Payment of Additional Amounts,” and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us; or

•

on or after the date of the issuance of such notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States, including any of those actions specified above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that we will become obligated to pay additional amounts with respect to the notes, and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us.

If we exercise our option to redeem the notes, we will deliver to the trustee a certificate signed by an authorized officer stating that we are entitled to redeem the notes and an opinion of independent tax counsel to the effect that the circumstances described in the above bullets exist.

Further Issues

We may from time to time, without notice to or the consent of the holders of any series of notes, create and issue further notes ranking equally and ratably with such series of notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as the notes.

Book-Entry Notes

The notes will be offered and sold in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the notes in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the “global notes.” The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for each such global note. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered note certificate will be issued with respect to each $500 million of principal amount of the issue of the notes, and an additional certificate will be issued with respect to any remaining principal amount of such issue, which certificates will be deposited with DTC. Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the U.S.) or through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), if they are participants in such systems, or indirectly through organizations that are participants in such systems.

The information set forth in this section is subject to any change in or reinterpretation of the rules, regulations and procedures of DTC, Clearstream and Euroclear currently in effect. The information in this section concerning DTC, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of DTC, Clearstream or Euroclear are advised to confirm the continued applicability of the rules, regulations and procedures of DTC, Clearstream or Euroclear. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the notes held through the facilities of DTC, Clearstream or Euroclear or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Clearstream and Euroclear each will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates.

•	Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

•	The DTC Rules applicable to its Direct and Indirect Participants are on file with the SEC.

Purchases of the notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, which we refer to as the “beneficial owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Except as described below, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a Direct or Indirect Participant, on the procedures of the Direct or Indirect Participants through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the notes desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the Direct Participants holding the relevant beneficial interests to give or take the action, and those Direct or any Indirect Participants would authorize beneficial owners owning through those Direct or Indirect Participants to give or to take the action or would otherwise act upon the instructions of beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal and interest on the notes and redemption proceeds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from an issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. Payments by Direct or Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the Direct or Indirect Participants and not of DTC, our agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of and interest on the notes and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

A beneficial owner shall give notice to elect to have its notes purchased or tendered, through its Participant, to the tender agent, and shall effect delivery of such notes by causing the Direct Participant to transfer the Participant’s interest in the notes, on DTC’s records, to the tender agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered notes to the tender agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depository is not obtained, note certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Clearstream advises that it is incorporated as a limited liability company under the laws of Luxembourg. Clearstream is owned by Cedel International, société anonyme, and Deutsche Bôrse AG. The shareholders of these two entities are, amongst others, financial institutions and institutional investors. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. In the U.S., Clearstream Participants are limited to securities brokers and dealers and banks, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an indirect participant in DTC. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream has established an electronic bridge with Euroclear Bank SA/NV to facilitate settlement of trades between Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator advises that it is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Notes will not be issued in definitive form except in very limited circumstances. If any of Euroclear, Clearstream or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the global notes or, in the case of DTC only, DTC ceases to be a clearing system registered under the Exchange Act, and in each case a successor clearing system is not appointed by us within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such global notes upon delivery of such global notes for cancellation.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between the Direct or Indirect Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the notes received in Clearstream or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream Participant or a Euroclear Participant to a Depositary Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

DTC, Clearstream and Euroclear have each published rules and operating procedures designed to facilitate transfers of beneficial interests in global notes among participants and accountholders of DTC, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or changed at any time. We will not be responsible for any performance by DTC, Clearstream or Euroclear or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations and we will have no liability for any aspect of the records relating to or payments made on account of beneficial interests in the notes represented by global notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Notices

Notices to holders of the notes will be sent by mail or email to the registered holders.

Governing Law

The indenture governing the notes is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors that purchase notes at the time of original issuance at their “issue price” and applies only to beneficial owners that hold the notes as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, certain U.S. expatriates, and persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a “United States person” (as defined in the Code).

The term “Non-U.S. Holder” means any beneficial owner of a note that is not a U.S. Holder and is not a partnership (including any entity or arrangement properly classified as a partnership for U.S. federal income tax purposes). For the purposes of this summary, U.S. Holders and Non-U.S. Holders are referred to collectively as “Holders.”

If a partnership (or other entity or arrangement properly classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership and partners in such partnerships are urged to consult with their own tax advisors regarding the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the notes.

This discussion is for general purposes only. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, and local laws and tax treaties, and the possible effects of changes in tax laws.

Payments under Certain Events

We may be required, under certain circumstances, to pay additional amounts in redemption of the notes in addition to the stated principal amount of and interest on the notes (as described in “Description of Notes—Change of Control”), or pay additional amounts in respect of certain withholding taxes (as described in “Description of Notes—Payment of Additional Amounts”). Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts in redemption of the notes or such additional amounts in respect of certain withholding taxes does not result in the notes being treated as contingent payment debt instruments under the applicable U.S. Treasury regulations. If additional amounts are required to be paid in redemption of the notes as described above, then we intend to take the position that such amounts will be treated as additional proceeds and taxed as described below under “—U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes” and “—Non-U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes.” If additional amounts in respect of certain withholding taxes are required to be paid, then we intend to take the position that such amounts will be treated as ordinary interest income and taxed as described below under “—U.S. Holders—Payments of Interest” and “—Non-U.S. Holders—Payments of Interest.” These positions will be based on our determination that, as of the date of the issuance of the notes, the possibility that additional amounts in redemption of the notes and the possibility that additional amounts in respect of certain withholding taxes will have to be paid are remote or incidental contingencies within the meaning of applicable U.S. Treasury regulations. Our determination that these contingencies are remote or incidental is binding on a holder, unless such holder explicitly discloses to the U.S. Internal Revenue Service (“IRS”) on its tax return for the year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, the timing and character of a holder’s income and the timing of our deductions with respect to the notes could be affected. Holders of notes should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Holders

Payments of Interest

Interest on notes beneficially owned by a U.S. Holder will generally be taxable as ordinary interest income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be treated as ordinary interest income to the extent such interest has not been previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note to such holder.

The gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes will generally be capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if, at the time of the sale, exchange, redemption, or other taxable disposition, the U.S. Holder’s holding period in the notes exceeds one year. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their own tax advisors regarding the deductibility of capital losses in light of their particular circumstances.

Additional Tax on Net Investment Income

A tax of 3.8% is imposed on certain “net investment income” (or “undistributed net investment income,” in the case of estates and trusts) received by certain taxpayers with adjusted gross income above certain threshold amounts. “Net investment income” as defined for U.S. federal Medicare contribution purposes generally includes interest payments and gain recognized from the sale or other disposition of the notes. Tax-exempt trusts, which are not subject to income taxes generally, and foreign individuals will not be subject to this tax. U.S. Holders are urged to consult their own tax advisors regarding the application of this tax in light of their particular circumstances.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding tax at the applicable rate (currently 28%) with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or a suitable substitute form (or other applicable certificate) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder will generally be subject to information reporting requirements, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes as long as that interest is not “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States and:

•	the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership;

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder’s trade or business; and

•

either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or a suitable substitute form (or other applicable certificate) that it is not a U.S. person, and provides its name, address and certain other required information or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder, certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder or an intermediate financial institution and furnishes to us a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above will generally be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes (except as described below with respect to effectively connected income). A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes us with a properly executed IRS Form W-8BEN or a suitable substitute form (or other applicable certificate) claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of Interest” above) will be exempt from U.S. federal income and withholding tax, unless

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange, redemption or other taxable disposition, and certain other conditions are met.

Effectively Connected Income

If interest or gain recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will be exempt from the withholding tax on interest previously discussed if the Non-U.S. Holder provides us with a properly completed and executed IRS Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States) or a suitable substitute or successor form or such other form as the IRS may prescribe, but the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest or gain as if it were a “United States person” (as defined in the Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, it may be subject to an additional branch profits tax currently at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

Backup Withholding and Information Reporting

Under current U.S. Treasury regulations, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the amount of tax withheld, if any, from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Payments of Interest” is received from the Non-U.S. Holder.

Backup withholding and information reporting will generally not apply to payments of proceeds from the sale, exchange, redemption or other taxable disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a “United States person” (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a “United States person” (as defined in the Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale, exchange, redemption or other taxable disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and it satisfies certain other conditions, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a Holder’s particular situation. Holders are urged to consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING

We and Barclays Capital Inc., J.P. Morgan Securities LLC and RBS Securities Inc., as representatives of the underwriters for the offering named below, have entered into an amended and restated underwriting agreement and a terms agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriter	Principal amount of the Floating Rate Notes	Principal amount of the 2019 Notes	Principal amount of the 2024 Notes
Barclays Capital Inc.	$54,400,000	$115,600,000	$238,000,000
J.P. Morgan Securities LLC	$54,400,000	$115,600,000	$238,000,000
RBS Securities Inc.	$54,400,000	$115,600,000	$238,000,000
Deutsche Bank Securities Inc.	$54,400,000	$115,600,000	$238,000,000
HSBC Securities (USA) Inc.	$54,400,000	$115,600,000	$238,000,000
BNP Paribas Securities Corp.	$19,333,000	$41,084,000	$84,583,000
Credit Agricole Securities (USA) Inc.	$19,333,000	$41,084,000	$84,583,000
Mitsubishi UFJ Securities (USA), Inc.	$19,333,000	$41,083,000	$84,584,000
Mizuho Securities USA Inc.	$19,333,000	$41,083,000	$84,584,000
SG Americas Securities, LLC	$19,334,000	$41,083,000	$84,583,000
Wells Fargo Securities, LLC	$19,334,000	$41,083,000	$84,583,000
Drexel Hamilton, LLC	$6,000,000	$12,750,000	$26,250,000
Loop Capital Markets LLC	$6,000,000	$12,750,000	$26,250,000

Total	$400,000,000	$850,000,000	$1,750,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken. Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.5 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The notes are new issues of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. The underwriters may close out any short positions by purchasing notes in the open market. A short position is more likely to be created if underwriters expect that there may be downward pressure on the price of the notes in the open market while the offering is in progress. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We expect that delivery of the notes will be made against payment therefor on the date specified on the cover of this prospectus supplement, which will be the fifth business day following the trade date of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Purchasers of notes who wish to trade any notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Other Relationships

At any given time, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our securities and/or instruments of our company or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge and others may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect current or future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

To the extent that the underwriters or their affiliates own any of the notes subject to the Tender Offer, they may tender such notes pursuant to the terms of the Tender Offer. All or a portion of the net proceeds we receive from this offering will be used to fund the Tender Offer.

Affiliates of certain of the underwriters are parties to our revolving credit facility. In addition, the underwriters or their affiliates have provided in the past, or are currently providing, other investment and commercial banking and financial advisory services to us and our affiliates. The underwriters or their affiliates may in the future provide various investment and commercial banking and other services to us and our affiliates, for which they would receive customary compensation. Certain of the underwriters are acting as dealer managers in the Tender Offer.

Sales Outside the U.S.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (b) to a relevant person, or any person pursuant to

Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate information into this prospectus supplement “by reference,” which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. These documents contain important information about Mondelēz International and our financial condition, business and results.

We are incorporating by reference the filings of Mondelēz International listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the filing of this prospectus supplement and prior to the termination of the offering; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2012 (including the portions of our proxy statement for our 2013 annual meeting of shareholders incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013; and

•

our Current Reports on Form 8-K filed with the SEC on March 14, 2013, April 5, 2013, May 22, 2013, August 2, 2013, August 7, 2013 (as to Item 8.01 only), August 27, 2013 (as to Item 8.01 only), October 17, 2013, November 12, 2013, November 19, 2013, December 3, 2013 (two filings), December 4, 2013, December 6, 2013, December 11, 2013, December 18, 2013, January 9, 2014 and January 10, 2014.

You may obtain any of these documents from the SEC at the SEC’s Internet website at http://www.sec.gov. You may also obtain a free copy of any of these filings from us by telephoning or writing to us at the following address and telephone number:

Mondelēz International, Inc.

Three Parkway North

Deerfield, IL 60015

Attention: Office of the Corporate Secretary

Telephone: (847) 943-4000

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, OR TO WHICH WE HAVE REFERRED YOU, IN MAKING YOUR DECISIONS WHETHER TO INVEST IN THE NOTES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT. THIS PROSPECTUS SUPPLEMENT IS DATED JANUARY 9, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS SUPPLEMENT.

EXPERTS

Mondelēz International’s financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) and the financial statement schedule, both incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE NOTES

The validity of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. Certain matters involving the laws of Virginia will be passed upon for us by Hunton & Williams LLP, our Virginia counsel.

PROSPECTUS

Kraft Foods Inc.

Debt Securities

Common Stock

Preferred Stock

Warrants

Depositary Shares

Purchase Contracts

Guarantees

Units

We or selling securityholders may, from time to time, offer to sell debt securities, Class A common stock, which we refer to as “common stock,” preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our principal executive offices are located at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093 and our telephone number is (847) 646-2000.

Our common stock is listed on the New York Stock Exchange under the symbol “KFT.”

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2011

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or in any related free writing prospectus. We have not authorized any other person to provide you with different information with respect to this offering. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or in any prospectus supplement is accurate as of the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. By using an automatic shelf registration statement, we may, at any time and from time to time, sell securities under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

To understand the terms of our securities, you should carefully read this document and the applicable prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information about us and our financial statements. You can read the registration statement and exhibits on the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Kraft Foods,” the “Company,” “we,” “us,” and “our” refer to Kraft Foods Inc. and its subsidiaries.

ABOUT THE COMPANY

We manufacture and market packaged food products, including biscuits, confectionery, beverages, cheese, convenient meals and various packaged grocery products, in approximately 170 countries.

We are a Virginia corporation with principal executive officers at Three Lakes Drive, Northfield, IL 60093. Our telephone number is (847) 646-2000 and our Internet website is www.kraftfoodscompany.com. Except for the documents incorporated by reference in this prospectus as described under the “Incorporation by Reference” heading, the information and other content contained on our website are not incorporated by reference in this prospectus, and you should not consider them to be a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street NE

Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our filings are also available to the public through the website maintained by the SEC at www.sec.gov or from commercial document retrieval services. Our filings are also available on our website at www.kraftfoodscompany.com. In addition, Kraft Foods common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

INCORPORATION BY REFERENCE

The SEC allows us to incorporate information into this prospectus “by reference,” which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about Kraft Foods and its financial condition, business and results.

We are incorporating by reference Kraft Foods’ filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus and prior to the termination of any offering; except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below or in a prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2010 (including the portions of our proxy statement for our 2011 annual meeting of shareholders incorporated by reference therein);

•	our Current Report on Form 8-K filed with the SEC on January 24, 2011; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 9, 2001, including any amendment or report filed with the SEC for the purpose of updating such description.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

Kraft Foods Inc.

Three Lakes Drive

Northfield, IL 60093

Attention: Office of the Corporate Secretary

Telephone: (847) 646-2000

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, OR TO WHICH WE HAVE REFERRED YOU, IN MAKING YOUR DECISIONS WHETHER TO INVEST IN THE SECURITIES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS DATED FEBRUARY 28, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have incorporated by reference herein contain forward-looking statements. Words such as “expects,” “goals,” “plans,” “believes,” “continues,” “may,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements made regarding expected future operating performance, projected growth, expected synergies from the acquisition of the Cadbury group by us and other events or developments that we expect or anticipate will occur in the future and statements expressing general views about future operating results. These forward-looking statements are subject to a number of important factors that could cause our actual results to differ materially from those indicated in any such forward-looking statements. Such factors include, but are not limited to, increased competition, pricing actions, continued volatility in commodity costs, increased costs of sales, our indebtedness and our ability to pay such indebtedness, risks from operating globally, our failure to successfully execute in emerging markets, our failure to integrate successfully and recognize the synergies from our combination with Cadbury Limited (formerly Cadbury plc) and tax law changes. You should also note the risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K, each of which is incorporated by reference into this prospectus. (See the section entitled “Incorporation by Reference.”) We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this prospectus except as required by applicable law or regulation.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including our common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Years Ended December 31,
	2010	2009	2008	2007	2006
Ratios of earnings to fixed charges	2.7x	3.7x	2.6x	5.0x	5.9x

Earnings available for fixed charges represent earnings before income taxes, noncontrolling interest and cumulative effect of accounting change and fixed charges excluding capitalized interest, net of amortization, reduced by undistributed earnings of our less than 50% owned affiliates. Fixed charges represent interest expense, amortization of debt discount and expenses, capitalized interest, plus that portion of rental expense deemed to be the equivalent of interest. Interest expense excludes interest related to uncertain tax positions, which has been included in the provision for income taxes.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture dated as of October 17, 2001 between us and Deutsche Bank Trust Company Americas (as successor to The Bank of New York and The Chase Manhattan Bank), as trustee.

This prospectus briefly describes the material indenture provisions. Those descriptions are qualified in all respects by reference to the actual text of the indenture. For your reference, in the summary that follows, we have included references to section numbers of the indenture so that you can more easily locate these provisions.

The material financial, legal and other terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series. The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of debt securities being offered. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement.

Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations not addressed in this prospectus may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

Capitalized terms used below are defined under “Defined Terms.”

General

The debt securities will rank equally with all of our other unsecured debt. The indenture does not limit the amount of debt we may issue and provides that additional debt securities may be issued up to the aggregate principal amount authorized by a board resolution. We may issue the debt securities from time to time in one or more series with the same or various maturities, at par, at a discount or at a premium. The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering, including the particular amount, price and other terms of those debt securities. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or their manner of determination;

•	if the securities will bear interest:

•	the interest rate or rates;

•	the date or dates from which any interest will accrue;

•	the interest payment dates for the debt securities; and

•	the regular record date for any interest payable on any interest payment date;

•	or, in each case, their method of determination;

•	the place or places where the principal of, and any premium and interest on, the debt securities will be payable;

•

currency or units of two or more currencies in which the debt securities will be denominated and payable, if other than U.S. dollars, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the debt securities are payable;

•

whether the amounts of payments of principal of, and any premium and interest on, the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;

•

whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary and the global exchange agent for the global securities, whether permanent or temporary;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions;

•	if denominations other than $1,000 or any integral multiple of $1,000, the denominations in which the debt securities will be issued;

•	the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements;

•

the terms on which we would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid and purchased in whole or in part;

•

the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount; these debt securities could include original issue discount, or OID, debt securities or indexed debt securities, which are each described below;

•

any special tax implications of the debt securities, including whether and under what circumstances, if any, we will pay additional amounts under any debt securities held by a person who is not a United States person for tax payments, assessments or other governmental charges and whether we have the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;

•	any addition to or modification or deletion of any provisions for the satisfaction and discharge of our obligations under the indenture and specific series of debt securities;

•	whether and to what extent the debt securities are subject to defeasance on terms different from those described under the heading “Defeasance”;

•	any trustees, paying agents, transfer agents, registrars, depositaries or similar agents with respect to the debt securities;

•	if the debt securities bear no interest, any dates on which lists of holders of these debt securities must be provided to the trustee;

•	whether the debt securities will be convertible or exchangeable into other securities, and if so, the terms and conditions upon which the debt securities will be convertible or exchangeable;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture; and

•	any other specific terms of the debt securities.

(Section 301)

We may issue debt securities as original issue discount, or OID, debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue OID debt securities, the prospectus supplement will contain the issue price of the securities and the rate at which and the date from which discount will accrete.

We may also issue indexed debt securities. Payments of principal of, and any premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas, all as specified in the prospectus supplement.

Consolidation, Merger or Sale

We have agreed not to consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person, unless:

•	any successor is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia;

•

the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and interest on, all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform or observe;

•	immediately after the effective date of the transaction, no event of default has occurred and is continuing under the indenture; and

•

we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.

The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor corporation will have all our rights and powers under the indenture.

(Section 801)

Waivers Under the Indenture

Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series, may on behalf of all holders of that series:

•	waive our compliance with certain covenants of the indenture; and

(Section 1009)

•	waive any past default under the indenture, except:

•	a default in the payment of the principal of, or any premium or interest on, any debt securities of the series; and

•	a default under any provision of the indenture which itself cannot be modified without the consent of the holders of each affected debt security of the series.

(Section 513)

Events of Default

When we use the term “Event of Default” in the indenture with respect to a particular series of debt securities, we mean any of the following:

•	we fail to pay interest on any debt security of that series for 30 days after payment was due;

•	we fail to make payment of the principal of, or any premium on, any debt security of that series when due;

•	we fail to make any sinking fund payment when due with respect to debt securities of that series;

•

we fail to perform any other covenant or warranty in the indenture and this failure continues for 90 days after we receive written notice of it from the trustee or holders of 25% in principal amount of the outstanding debt securities of that series;

•	we or a court take certain actions relating to bankruptcy, insolvency or reorganization of our company; or

•	any other event of default that may be specified for the debt securities of the series or in the board resolution with respect to the debt securities of that series.

(Section 501)

The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series.

A default with respect to a single series of debt securities under the indenture will not necessarily constitute a default with respect to any other series of debt securities issued under the indenture. A default under our other indebtedness will not be a default under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except for defaults that involve our failure to pay principal or interest, if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 602)

If an Event of Default for any series of debt securities occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may require us upon notice in writing to us, to immediately repay the entire principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of such series together with accrued interest on the debt securities.

If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, then the portion of the principal amount that is determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (Section 502)

Subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all Events of Default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (Section 502)

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. The holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

The indenture requires us to file each year with the trustee, an officer’s certificate that states that:

•	the signing officer has supervised a review of the activities and performance under the indenture; and

•	to the best of his or her knowledge, based on the review, we comply with all conditions and covenants of the indenture.

(Section 1005)

A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. If a court requires a conversion to be made on a date other than a judgment date, the indenture requires us to pay additional amounts necessary to ensure that the amount paid in U.S. dollars to a holder is equal to the amount due in such foreign currency. (Section 516)

Payment

We will pay the principal of, and any premium and interest on, fully registered securities at the place or places that we will designate for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days that we will specify in accordance with the indenture. We will pay the principal of, and any premium on, registered debt securities only against surrender of those debt securities. Any other payments, including payment on any securities issued in bearer form, will be made as set forth in the applicable prospectus supplement. (Section 307)

Restrictive Covenants

The indenture includes the following restrictive covenants:

Limitations on Liens

The indenture limits the amount of liens that we or our Subsidiaries may incur or otherwise create in order to secure indebtedness for borrowed money, upon any Principal Facility or any shares of capital stock that any of our Subsidiaries owning any Principal Facility has issued to us or any of our Subsidiaries. If we or any of our Subsidiaries incur such liens, then we will secure the debt securities to the same extent and in the same proportion as the debt that is secured by such liens. This covenant does not apply, however, to any of the following:

•

in the case of a Principal Facility, liens incurred in connection with the issuance by a state or its political subdivision of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code or any other laws and regulations in effect at the time of such issuance;

•	liens existing on the date of the indenture;

•

liens on property or shares of capital stock existing at the time we or any of our Subsidiaries acquire such property or shares of capital stock, including through a merger, share exchange or consolidation, or securing the payment of all or part of the purchase price, construction or improvement of such property incurred prior to, during, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property or within 180 days after the acquisition of such shares for the purpose of financing all or a portion of such purchase of the property or construction or improvement on it; or

•

liens for the sole purpose of extending, renewing or replacing all or a part of the indebtedness secured by any lien referred to in the previous bullet points or in this bullet point if the extension, removal and replacement is limited to all or a part of the property secured by the original lien.

Notwithstanding the foregoing, we and/or any of our Subsidiaries may incur liens that would otherwise be subject to the restriction described above, without securing debt securities issued under the indenture equally and ratably, if the aggregate value of all outstanding indebtedness secured by the liens and the value of Sale and Leaseback Transactions does not at the time exceed the greater of:

•	10% of our Consolidated Net Tangible Assets; or

•	10% of our Consolidated Capitalization.

(Section 1007)

Sale and Leaseback Transactions

A Sale and Leaseback Transaction of any Principal Facility is prohibited, unless within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the sale or the fair value of the property (“value”) is applied to the retirement of long-term non-subordinated indebtedness for money borrowed with more than one year stated maturity, including our debt securities, except that such sales and leasebacks are permitted to the extent that the “value” thereof plus the other secured debt referred to in the previous paragraph does not exceed the amount stated in the previous paragraph. (Section 1008)

There are no other restrictive covenants in the indenture. The indenture does not require us to maintain any financial ratios, minimum levels of net worth or liquidity or restrict the payment of dividends, the making of other distributions on our capital stock or the redemption or purchase of our capital stock. Moreover, the indenture does not contain any provision requiring us to repurchase or redeem any debt securities or debt warrants or modify the terms thereof or afford the holders thereof any other protection in the event of our change of control, any highly leveraged transaction or any other event involving us that may materially adversely affect our creditworthiness or the value of the debt securities or debt warrants.

Defined Terms

We define “Subsidiaries” as any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by us or by one or more Subsidiaries or by us and one or more Subsidiaries. (Section 101)

We define “Principal Facility” as all real property owned and operated by us or any Subsidiary located within the United States and constituting part of any manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes but excluding trade fixtures (unless their removal would cause substantial damage to the manufacturing plant or distribution facility), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. However, no manufacturing plant or distribution facility will be a Principal Facility unless its net book value exceeds 0.25% of Consolidated Capitalization. (Section 1007)

We define a “Sale and Leaseback Transaction” as the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except a lease for a temporary period of less than 3 years, including renewals, with the intent that the use by us or any Subsidiary will be discontinued on or before the expiration of such period. (Section 1008)

We define “Consolidated Net Tangible Assets” as the excess of all assets over current liabilities appearing on our most recent quarterly or annual consolidated balance sheet, less goodwill and other intangible assets and the minority interests of others in Subsidiaries. (Section 101)

We define “Consolidated Capitalization” as the total of all of the assets appearing on our most recent quarterly or annual consolidated balance sheet, less:

•

current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of our most recent quarterly or annual consolidated balance sheet; and

•	deferred income tax liabilities reflected in such consolidated balance sheet.

(Section 101)

Global Securities

We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement.

We may issue the global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of securities in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants.

The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary’s participants or persons that may hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Those laws may limit the market for beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by global securities registered in their names;

•	will not receive or be entitled to receive physical delivery of securities in definitive form; and

•	will not be considered owners or holders of these securities under the indenture.

Payments of principal of, and any premium and interest on, the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the registered owner of that global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

We expect that the depositary, after receiving any payment of principal of, and any premium and interest on, a global security, will immediately credit the accounts of the participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if:

•	the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days;

•	we deliver to the trustee for securities of such series in registered form a company order stating that the securities of such series shall be exchangeable; or

•	an Event of Default has occurred and is continuing with respect to securities of such series.

Unless and until a global security is exchanged in whole or in part for debt securities in definitive certificated form, it may not be transferred or exchanged except as a whole by the depositary.

Registration of Transfer

You may transfer or exchange certificated securities at any office that we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that we are required to pay in connection with a transfer or exchange. (Section 305)

You may effect the transfer of certificated securities and the right to receive the principal of, and any premium and interest on, certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

We are not required to:

•

issue, register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of the securities of the series selected for redemption and ending at the close of business on the day of the transmission;

•	register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part; or

•	exchange any bearer securities selected for redemption except if a bearer security is exchanged for a registered security of the same tenor that is simultaneously surrendered for redemption.

(Section 305)

Exchange

At your option, you may exchange your registered debt securities of any series, except a global security, for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to our designated agent.

We may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case, we will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case we will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person’s beneficial interest in the global securities.

Notwithstanding the above, we will not be required to exchange any debt securities if, as a result of the exchange, we would suffer adverse consequences under any United States law or regulation. (Section 305)

Defeasance

Unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to the debt securities, other than the obligation to pay the principal of, and any premium and interest on, the debt securities and certain other obligations, at any time by:

•	depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and any premium and interest on, the debt securities to their maturity; and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

In addition, unless otherwise specified in the prospectus supplement, we can terminate all of our obligations, with minor exceptions, under the indenture with respect to the debt securities, including the obligation to pay the principal of, and any premium and interest on, the debt securities, at any time by:

•

depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and the interest and any premium on, the debt securities to their maturity; and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

(Sections 402-404)

Payments of Unclaimed Moneys

Moneys deposited with the trustee or any paying agent for the payment of principal of, or any premium and interest on, any debt securities that remain unclaimed for two years will be repaid to us at our request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the trustee or paying agent. (Section 409)

Supplemental Indentures Not Requiring Consent of Holders

Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:

•	pledge property to the trustee as security for the debt securities;

•	reflect that another entity has succeeded us and assumed the covenants and obligations of us under the debt securities and the indenture;

•

cure any ambiguity or inconsistency in the indenture or in the debt securities or make any other provisions with respect to matters or questions arising under the indenture, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;

•	issue and establish the form and terms of any series of debt securities as provided in the indenture;

•

add to our covenants further covenants for the benefit of the holders of debt securities, and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit;

•	add any additional event of default and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies;

•	change the trustee or provide for an additional trustee;

•	provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities in any material respect; or

•	modify the indenture as may be necessary or desirable in accordance with amendments to the Trustee Indenture Act of 1939.

(Section 901)

Supplemental Indentures Requiring Consent of Holders

With the consent of the holders of a majority in principal amount of each series of the debt securities that would be affected by a modification of the indenture, the indenture permits us and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities of such series. However, without the consent of each holder of all of the debt securities affected by that modification, we and the trustee may not:

•	modify the maturity date of, or reduce the principal of, or premium on, or change the stated final maturity of, any debt security;

•	reduce the rate of or change the time for payment of interest on any debt security or, in the case of OID debt securities, reduce the rate of accretion of the OID;

•	change any of our obligations to pay additional amounts under the indenture;

•	reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by us, or the time when the redemption, repayment or purchase may be made;

•	make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

•

reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;

•	impair any right of repayment or purchase at the option of any holder of debt securities;

•

reduce the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption or adversely affect any applicable right to convert or exchange any debt securities into other securities; or

•	reduce the percentage in principal amount of the outstanding debt securities of any series required to supplement the indenture or to waive any of its provisions.

(Section 902)

A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.

Redemption

The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

•	the principal amount being redeemed;

•	the redemption date;

•	the redemption price;

•	the place or places of payment;

•	the CUSIP number of the debt securities being redeemed;

•	whether the redemption is pursuant to a sinking fund;

•	that on the redemption date, interest, or, in the case of OID debt securities, original issue discount, will cease to accrue; and

•

if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed.

(Section 1104)

On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 1105)

If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (Section 1103) After the redemption date, holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (Section 1106)

Concerning the Trustee

Deutsche Bank Trust Company Americas (as successor to The Bank of New York and The Chase Manhattan Bank) is the trustee under the indenture. Deutsche Bank Trust Company Americas has performed and will perform other services for us and certain of our subsidiaries in the normal course of its business.

Governing Law

The laws of the State of New York govern the indenture and will govern the debt securities. (Section 112)

DESCRIPTION OF COMMON STOCK

Kraft Foods is authorized to issue 5,000,000,000 shares of Class A common stock, without par value, which we refer to as “common stock,” and 500,000,000 shares of preferred stock, without par value. As of January 31, 2011, there were 1,748,927,248 shares of common stock outstanding and held of record by 80,245 shareholders, and no shares of preferred stock outstanding. As of January 31, 2011, there were 135,529,384 shares of common stock reserved for outstanding stock options and other stock awards.

The principal stock exchange on which our common stock is listed is the New York Stock Exchange under the symbol “KFT.” All outstanding shares of common stock are validly issued, fully paid and nonassessable.

The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our amended and restated articles of incorporation and our amended and restated by-laws. To find out where copies of these documents can be obtained, please see the section of this prospectus entitled “Where You Can Find More Information.”

Voting Rights

The holders of our common stock are entitled to one vote on all matters submitted for action by our shareholders. There is no provision for cumulative voting with regard to the election of directors.

Dividend and Liquidation Rights

Subject to the preferences applicable to any shares of preferred stock outstanding at any time, holders of our common stock are entitled to receive dividends when and as declared by our board of directors from funds legally available therefore and are entitled, in the event of a liquidation, to share ratably in all assets remaining paid after payment of liquidation.

Other Rights

The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

Anti-Takeover Provisions of our Articles of Incorporation, our By-Laws and Virginia Law

Various provisions contained in our amended and restated articles of incorporation, our amended and restated by-laws and Virginia law could delay or discourage some transactions involving an actual or potential change in control of Kraft Foods or its management and may limit the ability of Kraft Foods shareholders to remove current management or approve transactions that our shareholders may deem to be in their best interests. Provisions in our amended and restated articles of incorporation and our amended and restated by-laws:

•	authorize our board of directors to establish one or more series or classes of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	do not authorize cumulative voting;

•

provide that only the board of directors and the chairman of the board of directors may call a special meeting of the shareholders, except that the board of directors must call a special meeting upon the request from at least 20% of the combined voting power of the outstanding shares of all classes of our capital stock;

•	provide an advanced written notice procedure with respect to shareholder proposals and shareholder nomination of candidates for election as directors; and

•	allow our directors, and not our shareholders, to fill any vacancies on our board of directors, including vacancies resulting from a board of directors resolution to increase the number of directors.

In addition, Virginia law contains provisions governing material acquisition transactions (“affiliated transactions”) between Kraft Foods and any holder of more than 10% of any class of its outstanding voting shares (an “interested shareholder”). In general, these provisions prohibit a Virginia corporation from engaging in an affiliated transaction with an interested shareholder for a period of three years following the date such person became an interested shareholder, unless (1) a majority of the disinterested directors and the holders of at least two-thirds of the remaining voting shares approved the affiliated transaction or (2) before the date that the person became an interested shareholder, the board of directors approved the transaction that resulted in the person becoming an interested shareholder. After three years, any such transaction must be at a “fair price,” as statutorily defined, or must be approved by the holders of at least two-thirds of the voting shares, other than those beneficially owned by the interested shareholder. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, the sale of shares of the corporation or any of its subsidiaries to an interested shareholder having an aggregate fair market value of greater than 5% of the aggregate fair market value of the corporation’s outstanding shares, any dissolution of Kraft Foods proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalization or merger of Kraft Foods with its subsidiaries, that increases the percentage of voting shares beneficially owned by an interested shareholder by more than 5%.

The shareholders of a Virginia corporation may adopt an amendment to the corporation’s articles of incorporation or by-laws opting out of the provisions of Virginia law governing affiliated transactions. Neither our amended and restated articles of incorporation nor our amended and restated by-laws contain a provision opting out of the provisions of Virginia law governing affiliated transactions.

Virginia law also contains provisions relating to “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless (1) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation or (2) the articles of incorporation or by-laws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

As permitted by Virginia law, Kraft Foods has adopted by-laws opting out of the Virginia anti-takeover law regulating control share acquisitions.

Transfer Agent

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any preferred stock, warrants, depositary shares, purchase contracts, guarantees or units issued by Kraft Foods that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

In addition, to the extent this prospectus is used by any selling security holder to resell any common stock or debt securities, information with respect to the selling security holder and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

EXPERTS

Kraft Foods’ financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the reports, which contain an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Cadbury business Kraft Foods acquired as of December 31, 2010, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES

Gibson, Dunn & Crutcher LLP, New York, New York, will pass upon the validity of the debt securities, warrants, depository shares, purchase contracts, guarantees and units, and Hunton & Williams LLP, Richmond, Virginia, will pass upon the validity of the shares of common and preferred stock.

$400,000,000 Floating Rate Notes due 2019

$850,000,000 2.25% Notes due 2019

$1,750,000,000 4.00% Notes due 2024

Mondelēz International, Inc.

Joint Book-Running Managers

Barclays	J.P. Morgan	RBS

Deutsche Bank Securities	HSBC

Senior Co-Managers

BNP PARIBAS	Credit Agricole CIB	Mitsubishi UFJ Securities
Mizuho Securities	SOCIETE GENERALE	Wells Fargo Securities

Co-Managers

Drexel Hamilton	Loop Capital Markets